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                                                                    EXHIBIT (15)

To CMS Energy Corporation:

     We are aware that CMS Energy Corporation has incorporated by reference in this registration statement its Form 10-Q for the quarter ended March 31, 2000 and its Form 10-Q for the quarter ended June 30, 2000, which include our reports dated May 4, 2000 and July 28, 2000, respectively, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, this report is not considered a part of the registration statement prepared or certified by our Firm or a report prepared or certified by our Firm within the meaning of Sections 7 and 11 of the Act.


                                        /s/ Arthur Andersen LLP
                                        -----------------------

Detroit, Michigan
  October 4, 2000